Exhibit 99.1

Armstrong World Industries Announces the Exercise of the Underwriters’ Option to Purchase Additional Secondary Shares

LANCASTER, Pa., Dec. 12, 2012 /PRNewswire/ — Armstrong World Industries, Inc. (NYSE: AWI) (the “Company”) announced today that following the closing of the secondary public offering of 5,200,000 common shares held by The Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust and Armor TPG Holdings, L.P. (together, the “Selling Shareholders”) at a public offering price of $51.00 per share on November 14, 2012, the underwriters have exercised their option to purchase 780,000 additional common shares (the “Option Shares”) from the Selling Shareholders. The sale of the Option Shares closed on December 12, 2012. After giving effect to the sale of the Option Shares, a total of 5,980,000 common shares held by the Selling Shareholders were sold in the offering at a public offering price of $51.00.

The Company itself has not sold any shares and has not received any proceeds from the offering, and the total number of common shares outstanding did not change as a result of the offering.

BofA Merrill Lynch, Barclays, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co. and J.P. Morgan were the joint book-running managers of the offering. RBC Capital Markets, Scotiabank and SunTrust Robinson Humphrey acted as co-managers.

The shares were offered pursuant to the Company’s effective registration statement on Form S-3 previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company has also filed with the SEC a final prospectus with respect to this offering. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from: BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or e-mail dg.prospectus_requests@baml.com; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by e-mail at barclaysprospectus@broadridge.com or by phone at (888) 603-5847.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. Based in Lancaster, Pa., Armstrong operates 32 plants in eight countries and has approximately 8,500 employees worldwide.

SOURCE Armstrong World Industries, Inc.

Investor Relations: Tom Waters, +1-717-396-6354, or Media Relations: Jennifer Johnson, 1 (866) 321-6677 (US media)